Great Western Bancorp, Inc. Announces Select Estimated Financial Results for Third Quarter of Fiscal Year 2019
Sioux Falls, SD - July 17, 2019 - Great Western Bancorp, Inc. (NYSE: GWB) today announced an anticipated decline in net income for the third quarter of fiscal year 2019 compared to the second quarter of fiscal year 2019 due primarily to an increase in credit-related charges.
Given the Company's fiscal third quarter ended 17 days ago, the information that follows is preliminary and based upon information available as of today. The Company has not completed its financial close processes for the quarter and therefore actual amounts could differ from amounts the Company anticipates at this date. During the course of that process, the Company may also identify items that would require it to make adjustments, which may be material, to the information presented below. As a result, the estimates below constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results. The Company will to report its full fiscal third quarter financial results on Thursday, July 25, 2019 and will hold a conference call on that date at 7:30 AM (CT) to discuss the quarterly results.
Preliminary Financial Disclosures
For the third quarter of fiscal year 2019, the Company expects to report net income in the range of $26.0 million to $27.5 million, compared to $44.5 million for the second quarter of fiscal year 2019.
The decline in net income is primarily attributable to increases in credit-related charges centered largely in the dairy and cattle loan portfolios and borrower fraud, which we expect to be between $31.0 million and $33.5 million for the quarter. The Company expects to report provision for loan and lease losses of $26.0 million to $27.5 million for the quarter, and loan fair value adjustment related to credit of $5.0 million to $6.0 million for the quarter.
Net charge-offs on loans are expected to be approximately $18.0 million compared to $6.0 million for quarter ended March 31, 2019. The agriculture segment accounted for $13.0 million of the charge-offs this quarter - $10.0 million relate to loans in the cattle industry which were based upon new and/or updated information received during the quarter, of which $4.0 million is with respect to a cattle feed operator in which the Company believes involved borrower fraud, and $3.0 million relate to loans in the grain industry. These relationships have been classified as substandard for a number of previous quarters. This quarter's charge-offs also include approximately $4.0 million to a retailer which the Company believes involved borrower fraud and the remaining $1.0 million relates to another commercial exposure. Substandard loans are expected to increase to approximately $476.0 million compared to $259.0 million at March 31, 2019. The increase in substandard loans is primarily as a result of new and/or updated information resulting in downgrades within the dairy and cattle loan portfolios. The Company believes it remains well collateralized on these lending relationships. Watch-rated categorized loans are expected to be approximately $221.0 million compared to $301.0 million at March 31, 2019.
The Company also expects to report the ratio of allowance for loan and lease losses (“ALLL”) to total loans at June 30, 2019 to be approximately 77 basis points, an estimated increase of 7 basis points from March 31, 2019.
All regulatory capital ratios are expected to remain at levels consistent with the prior quarter and are considered "well capitalized."
"Despite these credit issues, we remain solidly profitable and such results are not believed to be reflective of the remainder of our loan portfolio," said Ken Karels, Chief Executive Officer and Chairperson of the Board.
Conference Call
The Company will issue its full third quarter fiscal 2019 results on Thursday, July 25, 2019 at 7:30 AM (CT). The call can be accessed by dialing (855) 238-8837 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 542-4114. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on August 8, 2019. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID 10132862. International callers should dial (412) 317-0088 and enter the same conference ID number.
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western Bancorp, Inc.’s expectations, beliefs, plans, strategies, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western Bancorp, Inc.’s expected financial results, performance and strategy, the outlook for its agricultural lending segment and the interest rate environment are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western Bancorp, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

GREAT WESTERN BANCORP, INC.
Investor Relations Contact:
Peter Chapman, 605-373-3198
peter.chapman@greatwesternbank.com